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                                                                      Exhibit 99

CONTACT:
Daniel J. Sullivan
Chief Financial Officer
NETsilicon, Inc.
781-647-1234
dsullivan@NETsilicon.com


                    NETSILICON ADOPTS SHAREHOLDER RIGHTS PLAN

WALTHAM, MA - SEPTEMBER 13, 2000 - NETsilicon, Inc. (NASDAQ: NSIL), a leading provider of network-enabled, microprocessing solutions for embedded systems, announced today that its Board of Directors has adopted a shareholder rights plan to help protect the Company's investors against any potential hostile takeover attempts that are coercive or unfair.

"The implementation of a shareholder rights plan will enable the Board of Directors, on behalf of NETsilicon's shareholders, to maximize long-term shareholder value by providing a vehicle by which the Board will be actively involved in negotiating any potential takeover situations," stated President and CEO Cornelius Peterson, VIII. "The rights plan will provide time and flexibility that is essential in obtaining the best potential return for our shareholders."

Under the Plan, Series A Junior Participating Preferred Stock purchase rights will be distributed as of the close of business on September 23, 2000. The Rights will be exercisable only if a person or group acquires or announces a tender or exchange offer that would result in such person or group owning 15 percent or more of the voting securities of the Company. In the event a Right becomes exercisable, the Plan allows the Company's shareholders to purchase, at an exercise price of $200.00 per Right, Series A Junior Participating Preferred Stock of the Company having a market value of $400.00.

The Company will generally be entitled to redeem the Rights at $.01 per Right at any time prior to the 10th day after a person or group has acquired a 15 percent voting stock position.

A summary of the Rights containing additional details on the plan will be mailed to shareholders of record on or shortly after September 23, 2000. The Rights will expire on September 12, 2010 unless earlier redeemed or exchanged. The initial distribution of Rights is not taxable to shareholders.


                                     -more-
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                                                                      Exhibit 99


NETSILICON ADOPTS RIGHTS PLAN/2


ABOUT NETSILICON
NETsilicon, Inc. (Nasdaq: NSIL) is a leading provider of integrated system-on-silicon and software solutions used by device manufacturers to add Internet/Ethernet connectivity and distributed intelligence to their products. Once network-enabled, these devices can be managed, accessed and serviced from anywhere. NETsilicon's highly integrated solutions help manufacturers reduce time-to-market, lower their costs, and free their engineers from the difficult task of integrating multi-vendor networking components. NETsilicon's NET+Works solutions provide the network functionality and microprocessing functions for a wide array of intelligent devices including digital office equipment; medical data collection and patient monitoring units; vending machines; factory automation and process control equipment; power supply monitors; building access control and security systems; exercise equipment; point-of-sale terminals; Internet cameras and telephones; and vehicle diagnostic tools.

For additional company, product or financial information, please visit the NETsilicon Web site, www.NETsilicon.com, send email to info@NETsilicon.com, or call 800-243-2333. For calls originating outside the US, call 781-647-1234. NETsilicon headquarters is located at 411 Waverley Oaks Road #227, Waltham, MA 02452.

SAFE HARBOR PROVISION
Except for historical information, this press release contains certain forward-looking statements that involve risk and uncertainties that may cause actual results to differ materially from the statements made. Such factors include, but are not limited to, general economic and industry conditions, changing market conditions, consolidation within the semiconductor industry, the ability to identify and/or complete control transactions on favorable terms and other risks detailed from time to time by the Company in its filings with the U.S. Securities and Exchange Commission.


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